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                                EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



HOMECOM COMMUNICATIONS, INC.
Atlanta, GA

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of HomeCom Communications, Inc. of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 29, 1999, except as to Note 12, which is as of September 7, 1999, and Note 13, which is as of October 1, 1999, relating to the financial statements of HomeCom Communications, Inc., which appears in Amendment No. 2 to the Company's Registration Statement on Form S-1 (Registration No. 333-86837) as filed with the Securities and Exchange Commission on December 8, 1999.




/s/ PricewaterhouseCoopers, LLP
PricewaterhouseCoopers LLP

Atlanta, GA
December 21, 1999